LICENSE AGREEMENT

BETWEEN

DAIICHI SANKYO COMPANY, LIMITED

AND

GENTA INCORPORATED

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TABLE OF CONTENTS (CONTINUED)

LIST OF APPENDICES:

Appendix 1:	DAIICHI SANKYO PATENTS
Appendix 2:	INITIAL DEVELOPMENT PLAN
Appendix 3:	DAIICHI SANKYO DATA
Appendix 4:	SPECIFICATIONS FOR CERTIFICATES OF ANALYSIS

Page ii

LICENSE AGREEMENT

This License Agreement (the “Agreement”), dated the 7 day of March, 2008 (the “Effective Date”), is between DAIICHI SANKYO COMPANY, LIMITED, a Japanese corporation having an office and principal place of business at 5-1, Nihonbashi-honcho 3-chome Chuo-ku, Tokyo 103-8426, Japan (“Daiichi Sankyo”), and GENTA INCORPORATED, a Delaware corporation having an office and principal place of business at 200 Connell Drive, Berkeley Heights, New Jersey 07922, U.S.A. (“Genta”). Daiichi Sankyo and Genta are each referred to herein by name or, individually, as a “Party” or, collectively, as “Parties.”

RECITALS:

1.

Daiichi Sankyo owns, and/or has exclusive rights to, the Daiichi Sankyo Technology (hereinafter defined) in existence as of the Effective Date relating to the API (hereinafter defined) and Product (hereinafter defined).

2.

Genta desires to obtain the exclusive right to and license under the Daiichi Sankyo Technology to develop and commercialize the Product using the API in the Territory (hereinafter defined) for applications in the Field (hereinafter defined), all on the terms and conditions set forth below.

3.	Daiichi Sankyo desires to grant to Genta the exclusive right to and license under the Daiichi Sankyo Technology desired by Genta, on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements and covenants set forth herein, Daiichi Sankyo and Genta agree as follows:

1. Definitions

As used in this Agreement, each capitalized term used herein shall have the meaning set forth below unless context clearly and unambiguously dictates otherwise.

1.1	“API” or “Active Pharmaceutical Ingredient(s)” means the chemical compound identified by DAIICHI SANKYO’s code number: DJ-927, also known as tesetaxel, whose chemical name is: (*)
1.2

“Affiliate” means, with respect to a Party, any person that controls, is controlled by or is under common control with such Party, for so long as such control exists. For purposes of this definition only, “control” shall mean: (a) beneficial ownership (direct or indirect) of at least fifty percent (50%) of the shares of the person entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, in the election of the corresponding managing authority); or (b) the de facto ability to control or direct the management of such person.

1.3

“Clinical Hold” means an order, in the U.S., issued by the FDA to the sponsor of an IND to delay a proposed clinical investigation or to suspend an ongoing clinical investigation, and, with respect to every other country in the Territory, the equivalent order for such country, issued by Regulatory Authority in such country.

1.4

“Commercially Reasonable Effort” means, with respect to a Party, those efforts and resources, as applicable, relating to a certain activity or activities, including, without limitation, the research, development and commercialization of Product in accordance with such Party’s business, legal, medical and scientific judgment, such reasonable efforts and diligence to be in accordance with the efforts and resources a reasonably comparable pharmaceutical company would use for a product owned by it, or to which it has rights, which is of similar market potential, at a similar stage in its product life, taking into account the establishment of the Product in the marketplace, the competitiveness of the marketplace, the proprietary position of the Product, the regulatory structure involved, the profitability of the Product and other relevant factors.

1.5

“Control”, when used in reference to intellectual property, means possession of the ability (whether by license or ownership, or an Affiliate having possession by license or ownership) to grant a license or sublicense, of or within the scope set forth in this Agreement, without violating the terms of any written agreement with any Third Party.

1.6

“Cover”, “Covering” or “Covered” means, with respect to a Patent, that, but for a license granted to a Party under a Valid Claim included in such Patent, the practice by such Party of an invention claimed in such Patent would infringe such Valid Claim (or in the case of a Patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent).

1.7	“Daiichi Sankyo Technology” means the Daiichi Sankyo Patents and Daiichi Sankyo Know-How.
1.7.1	“Daiichi Sankyo Know-How” means any and all Know-How owned or Controlled by Daiichi Sankyo as of the Effective Date.
1.7.2

“Daiichi Sankyo Patents” means any and all Patents owned or Controlled by Daiichi Sankyo as of the Effective Date with a Valid Claim Covering the API or Product, or that are otherwise reasonably necessary or useful for the research, development, manufacture, use, sale or importation of the API or Product, or that would otherwise dominate the manufacture, use, sale or importation of Product containing the API, in each case within the Field and in the Territory. The Daiichi Sankyo Patents as of the Effective Date include, without limitation, those set forth in Appendix 1, as it may be amended, from time to time, by mutual agreement of the Parties for the purpose of updating.

1.8	“DMF” or “Drug Master File” means a drug master file as more fully defined in 21 C.F.R. §314.420, or similar documents filed with a Regulatory Authority in another jurisdiction.
1.9	“Effective Date” has the meaning ascribed to this term in the introductory paragraph.
1.10	“EMEA” means the European Medicines Evaluation Agency or any successor entity.
1.11	“FDA” means the United States Food and Drug Administration or any successor entity.
1.12	“Field” means all human use in any therapeutic and prophylactic indications.
1.13

“First Commercial Sale” means the first sale of Product for which payment has been received for use or consumption by the general public of such Product in the Territory after all required Marketing Approvals have been granted, or such sale is otherwise permitted, by the Regulatory Authority in such country, excluding samples, compassionate use (including named patient programs) and the like.

1.14	“Genta Technology” means the Genta Patents and Genta Know-How.
1.14.1	“Genta Know-How” means any and all Know-How owned or Controlled by Genta or its Affiliates during the Term.
1.14.2

“Genta Patent” means any and all Patents owned or Controlled by Genta during the Term with a Valid Claim Covering the API or Product, or that are otherwise reasonably necessary or useful for the research, development, manufacture, use, sale or importation of the API or Product, or that would otherwise dominate the manufacture, use, sale or importation of Product incorporating the API, in each case within the Field and in the Territory.

1.15

“IND” means, in the U.S., an effective Notice of a Claimed Investigational New Drug Application filed with the FDA as more fully defined in 21 C.F.R. §312.3, and, with respect to every other country in the Territory, the equivalent application (i.e., a filing that must be made prior to commencing clinical testing of Product in humans) for such country, filed with the applicable Regulatory Authority in such country.

1.16

“Invention” means any new or useful process, machine, manufacture, or composition of matter relating to or comprising the API or Product, and any improvement, enhancement, modification or derivative work to any Daiichi Sankyo Technology, that is conceived or first reduced to practice or first demonstrated to have utility during the Term in connection with the Parties’ activities to develop, manufacture and commercialize the API and Product worldwide.

1.17

“Know-How” means confidential and proprietary information and tangible materials, whether patentable or unpatentable, within the Control of: (i) with respect to Daiichi Sankyo, Daiichi Sankyo; or (ii) with respect to Genta, Genta; in either case that is necessary or useful for the development or commercialization of the API or Product and that exists as of the Effective Date or is discovered, developed or acquired during the Term, including, without limitation: (i) ideas, discoveries, Inventions, improvements or trade secrets, (ii) tests, assays, techniques, methods, procedures, formulas, processes and data, including, but not limited to, clinical data (including patient report forms, investigators’ reports (both preliminary and final), statistical analyses, expert opinions and reports, safety and other electronic databases, Regulatory Filings and communications, and the like), pharmacological, preclinical and toxicological data, as well as manufacturing information and descriptions, with respect to the API or Product, and (iii) pharmaceutical, chemical and biological materials, products and compositions of matter in each case that are reasonably necessary or useful for the research, development, manufacture and commercialization of the API or Product in accordance with this Agreement. Know-How shall not include any Patents.

1.18

“Marketing Approval” means, with respect to the Product in a particular country, all approvals, licenses, registrations or authorizations of any Regulatory Authority, necessary for the manufacturing, use, storage, import, transport and sale of such Product in such country, together with pricing or reimbursement approval in countries where governmental approval is required for pricing or for the Product to be reimbursed by national health insurance.

1.19

“Net Sales” means the gross amounts invoiced for Product sold by Genta, its Affiliates or a permitted sublicensee (the “Selling Party”) in finished product form, packaged and labeled for sale, under this Agreement in arm’s length sales to third parties, less the following deductions from such gross amounts: (i) normal and customary trade, cash and other discounts and allowances actually allowed by the Selling Party and taken by the customer; (ii) credits, price adjustments or allowances actually granted to the customer for damaged goods, returns or rejections of Product; (iii) sales taxes or similar taxes, including duties or other governmental charges imposed on the sale of Product (including value added taxes or other governmental charges, but excluding any income taxes), to the extent the Selling Party is not otherwise entitled to a credit or a refund for such taxes, duties or payments made; (iv) chargeback payments, rebates, fees, and other adjustments, including those granted on price adjustments, billing errors, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health insurance carriers or other institutions, including those paid in connection with such sales to any governmental entity and (v) any invoiced freight, shipping, insurance and other transportation charges. “Net Sales” shall not include samples or Product for compassionate use and the like. Net Sales, as set forth in this definition, shall be calculated applying, in accordance with generally accepted accounting principles used by the Selling Party, the Selling Party’s standard accounting practices as consistently applied in its respective audited financial statements.

1.19.1

Sales between or among Genta, its Affiliates and sublicensees shall be excluded from the computation of Net Sales if such sales are not intended for end use, but Net Sales shall include the subsequent final sales to Third Parties by any such Affiliates or sublicensees.

1.19.2

In the event Genta or any of its Affiliates sells or transfers units of Product in conjunction with any other product and in so doing sells or transfers such units for an amount less than the sum of the weighted average selling price for such units of such Product sold separately, for the purposes of determining Net Sales from such sales or transfers, Net Sales shall be based upon the Net Sales price of such Product to a similar size customer ordering a similar volume of units of the Product under similar terms and conditions but sold separately.

1.20

“Patents” means any of the following: (i) any issued and unexpired patent, including without limitation, any inventor’s certificate, substitution, extension, re-registration, confirmation, reissue, re-examination, re-validation, renewal or any like governmental grant for protection of inventions (including any patent term extensions including, but not limited to, pediatric exclusivity or supplementary protection certificate); and (ii) any patent application including, without limitation, any continuation, divisional, substitution, continuation-in-part, provisional applications and converted provisional applications; and (iii) all foreign counterparts of any of the foregoing.

1.21	“Product” means (*) pharmaceutical preparations containing only API as the active ingredient.
1.22

“Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the research, development, manufacture, commercialization or other use (including the granting of Marketing Approvals) of Product in any country in the Territory including, with respect to the U.S., the FDA and, with respect to the European Union, the EMEA.

1.23

“Regulatory Filings” means, collectively, all INDs for the Product, the DMF, any application for Marketing Approval, Marketing Approvals and other filings, such as annual reports, required by any Regulatory Authority in any country in the Territory.

1.24	“Territory” means (*).
1.25	“Third Party” means any person or entity other than a Party or an Affiliate of a Party.

1.26

“Valid Claim” means any claim of an issued, unexpired Patent that has not lapsed or become abandoned, or that has not been declared or rendered invalid by reissue, re-examination or disclaimer, or an unreversed, unappealable or unappealed decision or judgment rendered by a court or other governmental agency of competent jurisdiction and which is not subject to an interference action. Valid Claim shall also mean a claim in a patent application pending not longer than ten (10) years after its earliest priority date.

2. Scope of Grant

2.1

License Grants. In consideration of and subject to the terms and conditions of this Agreement, Daiichi Sankyo hereby grants to Genta (*) right and license in the Field in the Territory, with the right to grant sublicenses in accordance with the terms of Section 2.2, under the Daiichi Sankyo Technology, (i) to develop the API and Product; (ii) to make, have made, use, import and export the API for the purpose of making, having made, using, offering for sale, selling, marketing, distributing, importing and exporting the Product; and (iii) to make, have made, use, offer for sale, sell, market, distribute, import and export the Product.

2.2	Sublicenses.
2.2.1

Genta may grant sublicenses of the licenses granted to Genta under Section 2.1 to any sublicensee for purposes of obtaining contract services on its behalf including research, manufacturing, distribution and marketing/promotion services. Genta’s grant of such sublicense for manufacture of API shall be subject to prior approval of Daiichi Sankyo which approval shall not be unreasonably withheld or delayed.

2.2.2

Genta shall ensure that all sublicensees are bound by the same obligations, to the extent practicable and applicable, as those set forth hereunder, including, but not limited to the obligations of confidentiality and non-use of Confidential Information. Genta shall be responsible to Daiichi Sankyo for the acts and omissions of any sublicensee. Genta shall give Daiichi Sankyo prompt notification of the identity of each sublicensee with whom it concludes a sublicense.

2.3	No Other Rights. It is expressly understood that Genta is not granted any rights under the Daiichi Sankyo Technology, except as expressly licensed in paragraph 2.1, and (*).

3. Development and Commercialization

3.1

IND Transfer. Daiichi Sankyo shall, (*), as soon as reasonably practicable following the Effective Date, transfer to Genta all right, title and interest in the IND and DMF for API filed with the FDA, and any other INDs filed with any other Regulatory Authority in any other country in the Territory in existence on the Effective Date, and deliver to Genta all correspondence with the FDA and such other Regulatory Authorities that Genta may reasonably need to conduct its development activities under this Agreement. The Parties agree to jointly notify the FDA by letter of the transfer as soon as reasonably practicable following the Effective Date. Except for the foregoing, Daiichi Sankyo shall be responsible to transmit to the FDA and such other Regulatory Authorities all necessary and appropriate notification and other documentation required to complete the transfer to Genta.

3.2

Clinical Hold. Genta shall, at its expense, be responsible for all activities related to lifting the Clinical Hold. Daiichi Sankyo will provide reasonable support to Genta to lift the Clinical Hold. Parties shall engage in good faith negotiation regarding information and technical support required (*).

3.3

Development. Genta shall use Commercially Reasonable Efforts to develop Product utilizing the API for use in the Field in the Territory, and shall conduct preclinical and clinical development activities (*). At Genta’s exclusive option, technical and clinical research activities (*) that are ongoing as of the date of the Effective Date of this Agreement may be transferred to Genta, and Genta shall negotiate in good faith a mutually satisfactory reimbursement schedule of reasonable and customary expenses incurred by Daiichi Sankyo after the Effective Date for such transfer. Genta shall carry out such development in accordance with the development plan which is designed by Genta attached hereto as Appendix 2, as may be updated and/or amended from time to time by Genta (the “Development Plan”). Upon any update or amendment to the Development Plan, Genta shall provide Daiichi Sankyo with a copy of such update or amended plan on at least an annual basis.

3.4

Status Report. Genta shall provide Daiichi Sankyo, within thirty (30) days following the end of each calendar year, with a written annual report of the progress which Genta, its Affiliates and sublicensees have made conducting the Development Plan in the previous calendar year. Such annual written report shall include, inter alia, summarized results of clinical trials, as well as study plans, protocols, summarized results of non-clinical trials, and summaries of material communications with Regulatory Authorities relating to the prosecution of the Regulatory Filings.

3.5

Regulatory. Genta shall use its Commercially Reasonable Efforts and diligence, at its expense and in a timely manner, to prepare and file with the applicable Regulatory Authorities those Regulatory Filings deemed necessary or desirable by Genta to undertake development activities, obtain Marketing Approvals and maintain the same, in the Territory, in each case in accordance with the Development Plan.

3.6

Compliance. Genta, at its expense, shall conduct its development and regulatory activities with respect to the Product in compliance in all material respects with all applicable legal requirements and regulatory standards including, for the avoidance of doubt, GLP, GCP and GMP, where necessary. Some activities may not require GLP, GCP or GMP standards and therefore may not be performed under such guidelines.

3.7

Commercialization. Genta agrees to use Commercially Reasonable Efforts, at its expense, to launch Product in the Field as soon as reasonably practicable after receipt of the Marketing Approval therefor in the respective country in the Territory and thereafter to market, promote and sell Product in the Field in such country.

3.8	Competing Product. (*) .
3.9

Provision of Information, Documents and Materials. Daiichi Sankyo shall, as soon as reasonably practicable following the Effective Date, provide Genta with information, documents and materials, such as (i) the IND filing made with the FDA, and all materials supporting such filing including annual updates, (ii) all the preclinical reports and clinical development protocols, (iii) all other reports and summaries that may or may not have been part of regulatory submissions including, but is not limited to, preclinical reports, API and product development reports, preclinical and clinical pharmacokinetic reports, clinical reports, analytical and bio-analytical reports, toxicology and safety pharmacology reports and (iv) copies of all bio-analytical method procedures, and method validation reports related to bio-analysis of DJ927 in human and animal biological matrixes used in toxicology and preclinical studies; as outlined in Appendix 3. In addition, thereafter Daiichi Sankyo shall reasonably cooperate with Genta from time to time to provide additional such documents and information relating to the API as Genta may reasonably require to satisfy the request of a Regulatory Authority to develop the Product in the Field and in the Territory. Daiichi Sankyo will provide Genta with all DJ927 and related reference standards, including any metabolite or impurity reference standards, that have been used in development. Subject to Section 7.2.1, Genta, its Affiliates, consultants and agents may use such protocols, data and dossiers within the Territory for the purposes of performing its obligations hereunder without any additional compensation to Daiichi Sankyo.

4. Manufacturing

(*) Daiichi Sankyo’s inventory of API and Product (*). Daiichi Sankyo shall provide (*). The exact amount of API and Product, and timing of shipment will be determined by the Parties. (*). Ownership of such API and Product shall be transferred from Daiichi Sankyo to Genta (*). Thereafter, Genta shall be responsible for the manufacture of all its requirements of API and Product in excess of Daiichi Sankyo’s inventory at its expense. Daiichi Sankyo shall transfer all of its right, title and interest in and to the current Drug Master File to Genta, (*). For a period of up to twelve (12) months from DMF transfer, Daiichi Sankyo shall provide Genta with commercially reasonable support in the technical transfer regarding manufacturing of the API and Product and analytical/bio-analytic methods, which support shall be upon Genta’s request and at the mutual agreement both parties. The inventory of API and Product described above should be QA released by Daiichi Sankyo so that clinical trials can start without delay and prior to completion of analytical methods technology transfer. Daiichi Sankyo will provide all necessary documents, information, reports, data, analytical reports, preclinical data, and any other documents necessary to update the DMF with the new API process, including the IND for new drug product formulation and process. (*) shall prepare the draft DMF and IND amendments/updates as described above (*). Amendments/updates would be submitted under (*). Daiichi Sankyo will provide Genta with copies of all analytical method reports procedures, and method validation reports related to drug substance and drug product (including in-process test methods, cleaning methods, release methods and stability methods). Such technical transfer support shall be for Daiichi Sankyo’s current manufacturing scale, and for current API and Product, and Genta shall be responsible to develop manufacturing scale-up to commercial production scale. Such technical transfer will be on document basis, (*).

5. Payments

5.1

Upfront Fee. In consideration of the grant by Daiichi Sankyo of the licenses set forth in Section 2.1, Genta shall pay Daiichi Sankyo a non-refundable, non-creditable license fee of Two Million Five Hundred Thousand Dollars (US$2,500,000) by five (5) installments, Two Hundred Fifty Dollars (US$250,000) for the first installment and each Five Hundred Sixty Two Thousand Five Hundred Dollars (US$562,500) for the second to fifth installment. The first installment shall be paid within thirty (30) days from the Effective Date; the second installment will be paid by June 30, 2008, the third installment will be paid by September 30, 2008, the fourth installment will be paid by December 31, 2008, and the fifth installment will be paid by March 31, 2009. (*).

5.2

Milestone Payments. Genta shall pay Daiichi Sankyo a non-refundable, non-creditable the following milestone payments within thirty (30) days of the achievement of each milestone. For clarity: (i) if a milestone is not accomplished then no payment shall be due, and (ii) each milestone payment shall be paid only once, so the maximum potential milestone payments in the aggregate is (*).

Milestone	Payment Amount
(*)	(*)
(*)	(*)
(*)	(*)
(*)	(*)
(*)	(*)
(*)	(*)

5.3	Royalty Payments.
5.3.1

General. Genta shall pay to Daiichi Sankyo a royalty on Net Sales of Product by Genta, its Affiliates or sublicensees at the applicable rates for each portion of aggregate annual Net Sales of Product set forth below. Except as set forth in Sections 5.3.3 or 5.3.4, there shall be no deductions from the royalties payable under this Agreement.

Aggregate annual Net Sales	Royalty Rate
That portion of less than or equal to (*)	(*)
That portion of more than (*) less than or equal to (*)	(*)
That portion of more than (*)	(*)
5.3.2

Term of Royalties. Daiichi Sankyo’s right to receive royalties under Section 5.3.1 above shall expire on a country-by-country basis upon the later to occur of: (1) (*) years from the First Commercial Sale of such Product in such country; or (2) (*).

5.3.3	(*)
5.3.4	(*)
5.3.5

Payments and Reports. All payments under this Section 5.3 shall be due and payable within sixty (60) days of the close of the calendar quarter during which the corresponding Net Sales are recognized. Together with any such payment, Genta shall deliver a report specifying in the aggregate and on a country-by-country basis: (i) total gross invoiced amount from sales of each Product by Genta, its Affiliates and sublicensees; (ii) amounts deducted by category (e.g., normal and customary trade, cash and other discounts, allowances and credits actually allowed and taken directly with respect to sales of Product) from gross invoiced amounts to calculate Net Sales; (iii) Net Sales; and (iv) royalties payable.

5.4

Payment Method. All payments due under this Agreement to Daiichi Sankyo shall be made by bank wire transfer in immediately available funds to an account designated by Daiichi Sankyo. All payments hereunder shall be made in the legal currency of the United States of America, and all references to “$” or “Dollars” shall refer to United States dollars.

5.5

Currency Conversion. If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the average of the buying and selling exchange rate for conversion of the foreign currency and U.S. Dollars, quoted for current transactions reported in The Wall Street Journal (U.S., Eastern Edition) for the last business day of each month of the calendar quarter to which such payment pertains.

5.6

Late Payments. Genta shall pay interest to Daiichi Sankyo on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of the London Interbank Offering Rate of interest plus one percent (1%), as reported by The Wall Street Journal for the applicable period, or the highest rate permitted by applicable law, calculated on the number of days such payment is delinquent. This Section 5.6 shall in no way limit any other remedies available to either Party.

5.7

Taxes. In the event that Genta is required to withhold any tax to the tax or revenue authorities in any country in the Territory regarding any payment to Daiichi Sankyo, such amount shall be deducted from the payment to be made by Genta, provided, that Genta shall take reasonable and lawful actions to avoid and minimize such withholding and promptly notify Daiichi Sankyo so that Daiichi Sankyo may take lawful actions to avoid and minimize such withholding. Genta shall promptly furnish Daiichi Sankyo with copies of any tax certificate or other documentation evidencing such withholding, as necessary to enable Daiichi Sankyo to support a claim, if permissible, for income tax credit in respect of any amount so withheld. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty in effect from time to time.

5.8

Records. Genta shall keep, and shall cause its Affiliates and sublicensees to keep, complete, true and accurate books of accounts and records, in compliance with applicable law and the terms and conditions of this Agreement, sufficient to determine and establish the calculation of Net Sales and royalties paid under this Agreement for a period of five (5) years after the year in which the sale of the Product generating the same occurred.

5.9

Inspection of Records. At the request of Daiichi Sankyo, Genta, its Affiliates and sublicensees shall permit an independent certified public accountant appointed by Daiichi Sankyo, and reasonably acceptable to the Selling Party, to inspect the books and records described in Section 5.8; provided that such inspection shall be at reasonable times and upon reasonable notice and not more often than once per calendar year. Any inspection conducted under this Section 5.9 shall be at the expense of Daiichi Sankyo, unless such inspection reveals any underpayment of any amount due to Daiichi Sankyo hereunder of at least five percent (5%) during the audited period, in which case the full costs of such inspection for such period shall be borne by the Selling Party being audited. Any underpayment shall be paid by Genta to Daiichi Sankyo within fifteen (15) business days with interest on the underpayment at the rate specified in Section 5.6 from the date such payment was originally due until paid.

6. Intellectual Property

6.1	Filing, Prosecution and Maintenance of Patents.
6.1.1

Daiichi Sankyo shall control the preparation, filing (including filing for correction of claims or specifications), prosecution, maintenance and defense (including responses to patent office communications, any office actions, oppositions, interferences and challenges (whether before a patent authority or judicial body) related thereto) of Daiichi Sankyo Patents, (*), as well as preparation and filing for any patent term extensions or similar protections therefor. After the Effective Date, Daiichi Sankyo shall continue to permit Genta or its legal representative to review unpublished patent documents filed with and received from a patent authority or judicial body.

6.1.2

If Daiichi Sankyo declines to prepare, file (including filing for correction of claims or specifications), prosecute, maintain or defend (including responses to patent office communications, any office actions, oppositions, interferences and challenges (whether before a patent authority or judicial body) related thereto) any item, it shall give Genta reasonable notice thereof (with sufficient time for Genta to assume control thereof and continue such preparation, filing (including filing for correction of claims or specifications), prosecution, maintenance or defense prior to expiration or termination of any relevant time period), and thereafter Genta may, upon written notice to Daiichi Sankyo (*), control the preparation, filing (including filing for correction of claims or specifications), prosecution, maintenance and defense (including responses to patent office communications, any office actions, oppositions, interferences and challenges related thereto) of such item thereafter.

6.2	Defense of Infringement Claims By Third Parties.
6.2.1

In the event of the institution or threatened institution of any suit by a Third Party against Genta for infringement involving the manufacture, use, offer for sale, sale, importation or exportation of API or Product in the Territory, Genta shall have the right to defend such suit at its own expense and shall be responsible for all damages incurred as a result thereof; subject to Genta’s rights under Section 9.1, Daiichi Sankyo hereby agrees to assist and cooperate with Genta, at Genta’s reasonable request.

6.2.2

Genta shall solely control the defense of such a claim and shall also have the right to control settlement of such claim; provided, however, that any such settlement shall not adversely affect Daiichi Sankyo’s rights or interests without Daiichi Sankyo’s prior written consent, which shall not be unreasonably withheld or delayed.

6.3	Enforcement Actions Against Third Parties.
6.3.1

If either Party learns of an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such claim by a Third Party with respect to a API or Product within the Territory, such Party shall promptly notify the other Party in writing and shall promptly provide such other Party with available evidence of such infringement or other such claim.

6.3.2

(*) shall have the first right, but not the duty, to institute an infringement suit or take other appropriate action against Third Parties in the Territory (“Enforcement Action”). If (*) does not secure actual cessation of such infringement or institute an infringement proceeding (which may include sending a cease and desist letter), against an offending Third Party, (*) shall notify (*) of such determination as soon as reasonably practicable but in any case no later than sixty (60) days of learning of such infringement. Upon receipt of such notice or absent such notice within such sixty (60) days, (*) shall have the right at its sole discretion to institute an Enforcement Action in the name of either or both Parties. Each Party shall execute all necessary and proper documents, take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions and shall otherwise cooperate in the institution and prosecution of such actions (including, without limitation, consenting to being named as a nominal party thereto).

6.3.3

The costs and expenses of any such Enforcement Action (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Any award paid by Third Parties as a result of such an Enforcement Action (whether by way of settlement or otherwise) shall be applied first to reimburse both Parties for all costs and expenses incurred by the Parties with respect to such action on a pro rata basis and, if after such reimbursement any funds shall remain from such award, they shall be allocated on the same proportion to the costs and expenses incurred by the Parties.

6.4

Improvements. From time to time, each Party shall keep the other Party informed of material Know-How and Patents that such Party has developed or acquired that it believes may be of interest to the other Party. (*).

6.5	Trademarks. Genta shall market the Product throughout the Territory under a trademark or trademarks (collectively, the “Trademarks”) selected by Genta.

7. Confidentiality

7.1

Confidentiality; Exceptions. Except to the extent expressly authorized by this Section 7 or otherwise agreed in writing, each Party hereby agrees that, during the Term of this Agreement and (*) thereafter, it (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as explicitly provided for in this Agreement any confidential and proprietary information or materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or otherwise received or accessed by a Receiving Party in the course of performing its obligations under this Agreement including, but not limited to, any trade secrets, Know-How, Product specifications, formulae, processes, techniques and information relating to a Party’s past, present and future marketing, financial, and research and development activities for any product of the Disclosing Party and the pricing thereof (collectively, “Confidential Information”). Confidential Information of each Party includes the terms and conditions of this Agreement. Notwithstanding the foregoing, Confidential Information shall not be deemed to include information or materials to the extent that it can be established by the Receiving Party that such information or material:

7.1.1

is already lawfully known to the Receiving Party, other than under an obligation of confidentiality at the time of disclosure by the Disclosing Party as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;

7.1.2	is generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
7.1.3

becomes generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party and other than through any act or omission of the Receiving Party or its Affiliates in violation of this Agreement;

7.1.4	is independently developed by the Receiving Party as demonstrated by documented evidence prepared contemporaneously with such independent development;
7.1.5	is lawfully disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation not to disclose such information to others;
7.1.6

is required to be disclosed in response to a valid order by a court or other governmental body and provided that the Receiving Party provides the Disclosing Party with prompt notice of such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy, then the Receiving Party may furnish only that portion of the Confidential Information which the Receiving Party is legally compelled to disclose; or

7.1.7

is required to be disclosed in connection with any legal or regulatory requirements or obligations, including SEC filings or Regulatory Filings, provided that the party shall offer reasonable cooperation in an attempt, as may be permitted and appropriate, to redact or seek confidential treatment of sensitive Confidential Information.

7.2	Authorized Disclosure. Notwithstanding Section 7.1, each Party may disclose Confidential Information of the Disclosing Party:
7.2.1

to its respective employees, consultants and advisors, and to the employees, consultants and advisors of such Party’s Affiliates, sublicensees or potential investors or sublicensees, who have a need to know such Confidential Information in connection with the activities or transactions contemplated hereby, and have an obligation to treat such Confidential Information as confidential under terms no less restrictive than those set forth herein; or

7.2.2

in its publicly-filed financial statements or other public statements pursuant to applicable laws, regulations, and stock exchange rules or otherwise disclosed pursuant to applicable law; provided, that (i) the terms of this Agreement shall be redacted to the greatest extent reasonably possible, and (ii) such Party shall provide the other Party with a copy of the proposed text of such statements or disclosure (including any exhibits containing this Agreement) sufficiently in advance of the scheduled release or publication thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text (including redacted versions of this Agreement).

7.2.3	to governmental authorities to facilitate the issuance of Marketing Approvals for Product; provided that reasonable measures shall be taken to assure confidential treatment of such information;
7.2.4

to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, conducting preclinical activities or clinical trials and marketing Product; and

7.2.5

to Third Parties in connection with a Receiving Party’s efforts to secure financing or enter into strategic partnerships, provided such information is disclosed only on a need-to-know basis and under confidentiality provisions at least as stringent as those in this Agreement.

7.3

Publications. In the event Genta (including its Affiliates and/or sublicensees, but excluding such Party’s clinical investigators) proposes a publication that includes information related to the API or a Product, or which otherwise includes Confidential Information of Daiichi Sankyo, Genta shall first submit to Daiichi Sankyo an early draft of all such publications, whether they are to be presented orally or in written form, (*) prior to submission for publication or presentation. Daiichi Sankyo shall review such proposed publication/presentation in order to avoid the unauthorized disclosure of its Confidential Information and to preserve the patentability of inventions and shall, as soon as reasonably possible, (*), inform Genta if:

7.3.1	its proposed publication contains Confidential Information of Daiichi Sankyo, in which case Genta shall delete such Confidential Information from its proposed publication; and

7.3.2

its proposed publication could be expected to have a material adverse effect on any Patent, Know-How, compound or product of Daiichi Sankyo, then Genta shall delay such proposed publication sufficiently long to permit the timely preparation and first filing of patent application(s) on the information involved.

7.3.3	(*)
7.3.4	This Section 7.3 shall not apply to any disclosures pursuant to Section 7.2.
7.4

Press Release. Neither Party shall issue any press release relating to this Agreement without obtaining the other Party’s prior written approval, which approval shall not be unreasonably withheld or delayed, provided that such approval shall not be required for a press release issued in connection with disclosure pursuant to Section 7.1.7.

8. Representations, Warranties and Covenants

8.1	Representations and Warranties of Both Parties. Each Party represents and warrants to the other, as of the Effective Date, that:
8.1.1

it is duly organized and validly existing under the laws of its jurisdiction of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

8.1.2

it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and that it has the right to grant to the other Party the licenses and sublicenses granted pursuant to this Agreement, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

8.1.3

this Agreement is legally binding upon it and, upon execution by the other Party, shall be enforceable in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity (regardless of whether enforcement is sought in a court of law or equity);

8.1.4

the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any governmental agency or Regulatory Authority having jurisdiction over it;

8.1.5	it has not granted any right to any Third Party which would conflict with the rights granted to the other Party hereunder;

8.1.6

it has not been debarred under the Generic Drug Enforcement Act of 1992 (21 U.S.C. §301 et seq.), is not under investigation for debarment action, has not been disqualified as an investigator pursuant to 21 C.F.R. §312.70, does not have a disqualification hearing pending and is not currently employing any person or entity that has been so debarred or disqualified to perform any of its obligations under this Agreement. It shall promptly notify the other Party if it is so debarred or disqualified and shall terminate any so debarred or disqualified individual’s or entity’s participation in the performance of any of its obligations under this Agreement promptly upon its awareness of such debarment or disqualification; and

8.1.7	it is not aware of any action, suit or inquiry or investigation instituted by any person or governmental agency which questions or threatens the validity of this Agreement.
8.2	Additional Representations, Warranties and Covenants of Daiichi Sankyo. Daiichi Sankyo warrants, represents and covenants to Genta as follows:
8.2.1	As of the Effective date, Daiichi Sankyo owns all of the Daiichi Sankyo Technology in existence on the Effective Date, and the exclusive right to grant licenses with respect thereto;
8.2.2

As of the Effective date, the Daiichi Sankyo Patents: (a) that are issued as of the Effective Date are valid and in full force and effect; and (b) are not the subject of any interference or opposition proceedings; and as of the Effective Date, Daiichi Sankyo is not aware of any pending or threatened action, suit proceeding or claim by a Third Party challenging the ownership rights in, validity or scope of the Daiichi Sankyo Patents;

8.2.3

As of the Effective date, none of the Daiichi Sankyo Know-How in existence on the Effective Date was obtained by Daiichi Sankyo in violation of any contractual or fiduciary obligation to which it or any of their employees or staff members are or were bound, or by the misappropriation of the trade secrets of any Third Party and, as of the Effective Date, there is no pending or threatened action, suit, proceeding or claim by a Third Party asserting that any Daiichi Sankyo Know-How is infringing or otherwise is violating any patents, trade secret or other proprietary right of any Third Party;

8.2.4

Daiichi Sankyo have complied with all applicable federal, state, local and foreign laws in connection with its performance of its preclinical and non-clinical activities relating to the API including, compliance with GLP and GCP, as applicable; and

8.2.5	API and Product delivered by Daiichi Sankyo to Genta pursuant to this Agreement shall conform with the specifications as attached hereto as Appendix 4.

8.3

Additional Representations, Warranties and Covenants of Genta. Genta warrants, represents and covenants to Daiichi Sankyo that Genta has made the good faith determination that this transaction does not satisfy the size of the transaction test as defined under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and therefore no filing is required under the HSR Act for this transaction.

8.4

Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 8, DAIICHI SANKYO DISCLAIMS ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND UNDER THIS AGREEMENT (INCLUDING WITH RESPECT TO ANY MATERIALS PROVIDED UNDER THIS AGREEMENT), EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, REMOVAL OF CLINICAL HOLD, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS, WHETHER ISSUED OR PENDING.

8.5

Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES, ARISING OUT OF THIS AGREEMENT, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STATUTE, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES. THE FOREGOING LIMITATION OF LIABILITY SHALL NOT LIMIT THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER SECTION 9.

9. Indemnification.

9.1

Indemnification by Daiichi Sankyo. Daiichi Sankyo hereby agrees to defend, hold harmless and indemnify (collectively “Indemnify”) Genta and its Affiliates, and its and their respective agents, directors, contractors, representatives, officers and employees (the “Genta Indemnitees”) from and against any liability or expense (including without limitation reasonable legal expenses and attorneys’ fees) (collectively “Losses”) resulting from suits, claims, actions and demands, in each case brought by a Third Party (each, a “Third-Party Claim”) relating to or arising from: (i) a material breach of any of Daiichi Sankyo’s representations, warranties or covenants under Sections 8.1 or 8.2 or other obligations pursuant to this Agreement; or (ii) any gross negligence, willful misconduct or wrongful intentional acts or omissions of Daiichi Sankyo or their officers, directors, employees, contractors, consultants, agents, or representatives in the exercise of any of Daiichi Sankyo’s rights or the performance of any of Daiichi Sankyo’s obligations under this Agreement. Daiichi Sankyo’s obligation to Indemnify the Genta Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses: (a) arise from the gross negligence, willful misconduct or wrongful intentional acts or omissions of any Genta Indemnitee; or (b) are Losses for which Genta is obligated to Indemnify the Daiichi Sankyo Indemnitees pursuant to Section 9.2.

9.2

Indemnification by Genta. Genta hereby agrees to Indemnify Daiichi Sankyo and its Affiliates, and its and their agents, directors, contractors, representatives, officers and employees (the “Daiichi Sankyo Indemnitees”) from and against any and all Losses resulting from Third-Party Claims relating to or arising from: (i) a material breach of any of Genta’s representations, warranties or covenants under Section 8.1 or 8.3 or other obligations pursuant to this Agreement; (ii) any gross negligence, willful misconduct or wrongful intentional acts or omissions of Genta, its Affiliates, or their officers, directors, employees, contractors, consultants, agents, representatives, or sublicensees in the exercise of any of Genta’s rights or the performance of any of Genta’s obligations under this Agreement; (iii) any tort claims of personal injury (including death) or property damage relating to or arising out of any sale, offer for sale or importation of any Product in the Territory by Genta, its Affiliates or sublicensees; or (iv) any claims relating to or arising out of the marketing or sales activities in the Territory, as such, of Genta, its Affiliates or its sublicensees. Genta’s obligation to Indemnify the Daiichi Sankyo Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses: (a) arise from the gross negligence, willful misconduct or wrongful intentional acts or omissions of any Daiichi Sankyo Indemnitee; (b) are Losses for which Daiichi Sankyo is obligated to Indemnify the Genta Indemnitees pursuant to Section 9.1; or (c) otherwise arose prior to the Effective Date.

9.3

Procedure. To be eligible to be indemnified hereunder, any Genta Indemnitee under Section 9.1, or Daiichi Sankyo Indemnitee under Section 9.2, as the case may be (an “Indemnitee”) seeking indemnification, shall provide the indemnifying Party with prompt notice of the Third-Party Claim giving rise to the indemnification obligation and the exclusive ability to defend (with the reasonable cooperation, at the indemnifying Party’s expense, of the Indemnitee) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement that admits fault, wrongdoing or damages on the party of the Indemnitee or other Party without such Indemnitee’s and/or Party’s written consent, such consent not to be unreasonably withheld or delayed. The Indemnitee shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party.

9.4

Complete Indemnification. Indemnification hereunder shall include the reasonable costs and expenses of the Parties relating to legal fees and expenses and awarded damages actually incurred by an Indemnitee in connection with enforcement of Sections 9.1 and 9.2.

9.5

Allocation. In the event a claim is based partially on an indemnified claim described in Sections 9.1 and 9.2 and partially on a non-indemnified claim, or is based partially on a claim described in Section 9.1 and partially on a claim described in Section 9.2, any payments and reasonable attorney fees incurred in connection with such claims are to be apportioned between the Parties in accordance with the degree of cause attributable to each Party.

9.6

Insurance. During the Term and for five (5) years thereafter, Genta shall maintain a policy of insurance at levels sufficient to support its indemnification obligations, but in any case such insurance shall provide adequate coverage for clinical trials liability, products liability, worker’s compensation, employer’s liability, and comprehensive general liability.

10. Term and Termination

10.1

Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Section 10, shall continue in full force and effect on a country-by-country basis until Genta has no remaining royalty payment obligations in such country with respect to the Product (the “Term”).

10.2	Termination by Daiichi Sankyo.
10.2.1

Daiichi Sankyo may terminate this Agreement, without prejudice to any other remedies available to it at law or in equity, in the event Genta commits a material breach of this Agreement which, in the case of a material breach capable of remedy, shall not have been remedied within ninety (90) days of the receipt by it of a notice identifying the breach and requiring its remedy, or if such material breach cannot be cured within such ninety (90) day period, if Genta does not commence and diligently continue actions to cure such breach or default during such ninety (90) days. The Parties acknowledge that non-payment of sums due by Genta hereunder shall be considered a material breach of this Agreement.

10.2.2

To the extent permitted by law, Daiichi Sankyo may terminate this Agreement immediately if: (i) Genta becomes insolvent, or makes or seeks to make or arrange an assignment for the benefit of creditors, (ii) proceedings in voluntary bankruptcy are initiated by or on behalf of Genta or if proceedings in involuntary bankruptcy shall be initiated against Genta (and, in the case of any such involuntary proceeding, not dismissed within ninety (90) days), or (iii) a receiver or trustee of Genta’s property is appointed and not discharged within ninety (90) days.

10.2.3	In accordance with the provisions of Section 3.8, Daiichi Sankyo may terminate this Agreement (*), effective upon ninety (90) days written notice of such termination to Genta.
10.3	Termination by Genta.
10.3.1

Genta may terminate this Agreement, without prejudice to any other remedies available to it at law or in equity, in the event Daiichi Sankyo commits a material breach of this Agreement which, in the case of a material breach capable of remedy, shall not have been remedied within ninety (90) days of the receipt by it of a notice identifying the breach and requiring its remedy, or if such material breach cannot be cured within such ninety (90) day period, if Daiichi Sankyo does not commence and diligently continue actions to cure such breach or default during such ninety (90) days.

10.3.2

Genta may terminate this Agreement upon (*) prior written notice on a country-by-country basis or for the entire Territory if it: (i) has bona fide material concerns regarding (*), or (ii) (*). Such notice for this Section 10.3.2(i) shall specify in detail Genta’s basis for such termination, including a reasonable description of such concerns.

10.4

Accrued Obligations/Survival. Expiration or termination of this Agreement for any reason shall not release either Party from any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination. Sections (*), 5.9 (Inspection of Records), 7 (Confidentiality), 8.5 (Limitation of Liability), 9 (Indemnification.), this 10.4 (Accrued Obligations/Survival), 10.5 (Effects of Terminations), 11.9 (Governing Law) and 11.11 (Notices) shall survive expiration or termination of this Agreement for any reason.

10.5	Effects of Terminations.
10.5.1

If Genta electively terminates this Agreement in a country(ies) in the Territory pursuant to Section 10.3.2, or Daiichi Sankyo terminates this Agreement in a country(ies) in the Territory pursuant to Section (*), (in either case, a “Terminated Country(ies)”); in each case, then:

(a)

if there are any ongoing clinical trials in such Terminated Country(ies) being conducted by or on behalf of Genta (or its Affiliate or sublicensee) at the time of notice of termination, Genta agrees to, as of the termination date: (1) promptly transfer to Daiichi Sankyo or its designee some or all of such clinical trials and the activities related to or supporting such trials; or (2) terminate such clinical trials; in each case solely as requested by Daiichi Sankyo; provided that if the clinical trials in the Terminated Country(ies) are required or useful for Regulatory Filings or permitted activities with respect to the Product outside the Terminated Country(ies), then, notwithstanding the foregoing, Genta shall have the option of completing such clinical trials solely at its own expense. (*);

(b)

Genta shall: (1) at the request of Daiichi Sankyo, promptly transfer to Daiichi Sankyo copies of all data, reports, records, materials that relate to Product in such Terminated Country(ies); (2) at the request of Daiichi Sankyo, provide Daiichi Sankyo with all information necessary or desirable to cross-reference or assume responsibility for any Regulatory Filings, as the case may be, in Genta’s name with respect to Product, in such Terminated Country(ies); and (3) return to Daiichi Sankyo all relevant records and materials in Genta’s possession or Control containing Confidential Information of Daiichi Sankyo relating solely to Product in such Terminated Country(ies) (provided that Genta may keep one copy of such Confidential Information for archival purposes or as may be necessary or useful in connection with Genta’s activities under this Agreement outside of the Terminated Countries);

(c)

at the request of Daiichi Sankyo, Genta shall, effective upon termination of this Agreement under Sections 10.3.2 or (*), engage in good faith negotiation regarding the commercial terms and consideration for a separate non-exclusive, irrevocable, fully paid up license, with the right to sublicense, under any Genta Technology, for Daiichi Sankyo to make, have made, use, sell, offer for sale, import and export the API or Product in such Terminated Country(ies) during the Term of this Agreement. (*);

(d)

at the request of Daiichi Sankyo, Genta shall grant and shall cause to be grant Daiichi Sankyo an exclusive, irrevocable, fully paid up license, with the right to sublicense, to use any Trademarks specific to the Product in such Terminated Country(ies). Upon termination of this Agreement for the entire Territory, at the request of Daiichi Sankyo, Genta shall assign and shall cause to be assigned to Daiichi Sankyo all rights in and to any Trademarks specific to the Product. It is understood that such assignment shall not include the Genta name or any trademark trade name or logo of the Genta company itself;

(e)	the licenses granted to Genta under Section 2.1 shall terminate in such Terminated Country(ies); and
(f)

at the request of Daiichi Sankyo, Genta shall assign to Daiichi Sankyo all sublicense agreements granted by Genta under this Agreement in the Terminated Country(ies) to the extent permitted under those agreements and not adversely affecting Genta’s activities outside of the Terminated Country(ies). In the event Daiichi Sankyo does not request assignment of such sublicense agreements, then such sublicense agreements shall terminate upon termination of Genta’s rights with respect to Product.

10.5.2	If Daiichi Sankyo terminates this Agreement in its entirety pursuant to Sections (*), then:
(a)

if there are any ongoing clinical trials with respect to Product being conducted by or on behalf of Genta (or its Affiliate or sublicensee) at the time of notice of termination, Genta agrees to as of the termination date: (1) promptly transfer to Daiichi Sankyo or its designee some or all of such clinical trials and the activities related to or supporting such trials; or (2) complete or terminate such clinical trials; in each case as requested by Daiichi Sankyo;

(b)

at the request of Daiichi Sankyo, Genta shall promptly assign and transfer to Daiichi Sankyo all Regulatory Filings for Product that are held or Controlled by Genta, or its Affiliates, and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under the Regulatory Filings to Daiichi Sankyo. If applicable law prevents or delays the transfer of ownership of a Regulatory Filing to Daiichi Sankyo, Genta shall grant to Daiichi Sankyo a permanent, exclusive and irrevocable right of access and reference to such Regulatory Filing for Product, and shall cooperate fully to make the benefits of such Regulatory Filings available to Daiichi Sankyo and/or its designee(s). At the request of Daiichi Sankyo, within sixty (60) days of such termination, Genta shall provide to Daiichi Sankyo copies of all such Regulatory Filings, and of all preclinical and clinical data (including investigator reports, both preliminary and final, statistical analyses, expert opinions and reports, safety and other electronic databases) and, subject to Section 10.5.2(c), other Know-How Controlled by Genta (other than marketing information);

(c)

at the request of Daiichi Sankyo, Genta shall, effective upon termination of this entire Agreement under Sections (*), engage in good faith negotiation regarding the commercial terms and consideration for a separate non-exclusive, worldwide, irrevocable license, with the right to sublicense, under any Genta Technology for Daiichi Sankyo to make, have made, use, sell, offer for sale, import and export the API or Product;

(d)

at the request of Daiichi Sankyo, Genta shall assign and shall cause to be assigned to Daiichi Sankyo all rights in and to any Trademarks specific to the Product. It is understood that such assignment shall not include the Genta name or any trademark trade name or logo of the Genta company itself;

(e)

at the request by Daiichi Sankyo, all sublicense agreements granted by Genta under this Agreement shall be assigned to Daiichi Sankyo to the fullest extent possible and permitted under those agreements. In the event Daiichi Sankyo does not request such assignment, then such sublicense agreements shall terminate upon termination of Genta’s rights with respect to Product;

(f)

at the request of Daiichi Sankyo, Genta shall fully cooperate with Daiichi Sankyo and its designee(s) to facilitate a smooth, orderly and prompt transition of the development and commercialization of Product to Daiichi Sankyo and/or its designee(s) upon termination. Without limiting the foregoing, and if applicable, Genta shall promptly provide Daiichi Sankyo copies of customer lists, customer data and other customer information relating to Product, which Daiichi Sankyo shall have the right to use and disclose for any purpose;

(g)

at the request by Daiichi Sankyo, all work-in-process to manufacture finished Product shall be completed, Genta shall transfer to Daiichi Sankyo any quantities of API and finished Product (including work-in-process when finished) in its or its Affiliates’ possession, (*);

(h)

at the request of Daiichi Sankyo, Genta shall engage in good faith negotiation regarding the commercial terms and consideration for, effective upon termination of this Agreement, a separate agreement for the transfer to Daiichi Sankyo or its designee the technology necessary to enable a manufacturer, on reasonably acceptable to Genta and on terms and conditions reasonably acceptable to Genta regarding the protection of Genta’s intellectual property relating thereto, to manufacture the Product for marketing and sales of such Product in the Territory, or if Product was manufactured by Genta or its Affiliate at the time of termination, then Genta (or its Affiliate) shall, to the extent practicable, continue to provide for manufacturing of such Product for Daiichi Sankyo, (*), from the date of notice of such termination until such time as Daiichi Sankyo is able to secure an acceptable alternative commercial manufacturing source, which period shall not exceed (*); and

(i)

Genta shall return to Daiichi Sankyo all relevant records and materials in Genta’s possession or Control containing Confidential Information of Daiichi Sankyo (provided that Genta may keep one copy of such Confidential Information for archival purposes only).

10.5.3	If Genta terminates this Agreement in its entirety pursuant to Section 10.3.1, in addition to any other remedies available at law or in equity, then:
(a)

if there are any ongoing clinical trials with respect to Product being conducted by or on behalf of Genta (or its Affiliate or sublicensee) at the time of notice of termination, Genta agrees to: (1) promptly terminate all such clinical trials and activities relating to or supporting such trials; or (2) promptly transfer to Daiichi Sankyo or its designee some or all of such clinical trials and the activities related to or supporting such trials; in each case as requested by Daiichi Sankyo. (*);

(b)

at Daiichi Sankyo’s request, Genta shall promptly assign and transfer to Daiichi Sankyo all Regulatory Filings for Product that are held or Controlled by Genta, its Affiliates, or sublicensees, and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under the Regulatory Filings to Daiichi Sankyo. If applicable law prevents or delays the transfer of ownership of a Regulatory Filing to Daiichi Sankyo, Genta shall grant to Daiichi Sankyo a permanent, exclusive and irrevocable right of access and reference to such Regulatory Filing for Product, and shall cooperate fully to make the benefits of such Regulatory Filings available to Daiichi Sankyo and/or its designee(s). Within sixty (60) days of such termination, Genta shall provide to Daiichi Sankyo copies of all such Regulatory Filings, and of all preclinical and clinical data (including investigator reports, both preliminary and final, statistical analyses, expert opinions and reports, safety and other electronic databases). (*); and

(c)

Genta shall return to Daiichi Sankyo all relevant records and materials in Genta’s possession or Control containing Confidential Information of Daiichi Sankyo (provided that Genta may keep one copy of such Confidential Information for archival purposes only). (*).

10.5.4	The parties acknowledge that Genta’s obligations following any termination are subject to, and may be limited by, all applicable laws, rules, regulations, or contractual restrictions.

11. Miscellaneous Provisions

11.1

Relationship of the Parties. The Parties agree that the relationship of Genta and Daiichi Sankyo established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish an employment, agency or any other relationship. Except as may be specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority, to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

11.2

No Third Party Beneficiaries. No person or entity other than Genta, Daiichi Sankyo and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

11.3

Assignment. This Agreement shall not be assignable by either Party to any Third Party without the written consent of the other Party, which shall not be unreasonably withheld or delayed. No assignment or transfer of this Agreement shall be valid and effective unless and until the assignee/transferee agrees in writing to be bound by the provisions of this Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the successors and permitted assigns of the Parties. Any such attempted assignment not in accordance with the foregoing shall be void. Notwithstanding the foregoing, either Party may assign this Agreement, without the written consent of the other Party, to an Affiliate or an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains (whether by merger, reorganization, acquisition, sale or otherwise).

11.4

Affiliates. Each Party may perform its obligations hereunder personally or through one or more Affiliates, although each Party shall nonetheless be solely responsible for the performance of its Affiliates.

11.5

No Implied Waivers; Rights Cumulative. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by law or otherwise, shall be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

11.6

Severability. If any provision hereof should be held invalid, illegal or unenforceable under law in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

11.7

Entire Agreement; Amendments. This Agreement, together with all appendices, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral. Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

11.8

Force Majeure. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by; epidemic, earthquake, riot, civil commotion, rebellion; insurrection, invasion, fire, acts of God, war, terrorist acts, strike, storm, flood, or governmental acts or restriction, or other cause that is beyond the reasonable control of the respective Party. The Party affected by such force majeure shall provide the other Party with full particulars thereof (including its best estimate of the likely extent and duration of the interference with its activities) as soon as it becomes aware of the same, but in no event longer than ten (10) business days after its occurrence, and shall use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. In such event, the Parties shall meet promptly to determine an equitable solution to the effects of any such event, including the possibility of the mutual termination of this Agreement.

11.9

Governing Law. This Agreement shall be governed by, and any disputes, claims or controversies in connection with this Agreement, including any question regarding its formation, existence, validity, enforceability, performance, interpretation or termination, shall be resolved in accordance with, the laws of the State of New York without regard to its conflict of laws rules.

11.10

Submission to Jurisdiction. Each Party submits to the exclusive jurisdiction of the state and federal courts sitting in New York, New York, with respect to actions or proceedings arising out of or relating to this Agreement in which a Party brings an action. Each Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.11. Nothing in this Section 11.10, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

11.11

Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) or five (5) days after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within two (2) days after such mailing, to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party.

If to Daiichi Sankyo, addressed to:	Daiichi Sankyo Company, Limited 5-1 Nihonbashi-honcho 3-Chome, Chuo-ku, Tokyo 103-8426 Japan Attention: Vice President, Licensing Telephone: +81 (3) 6225 1006 Facsimile: +81 (3) 6225 1903

If to Genta, addressed to:	Dr. Raymond Warrell Chairman and CEO Genta Incorporated Two Connell Drive Berkeley Heights, NJ 07922 Telephone: +1 908 286 3965 Facsimile: +1 908 286 5975
With copies to:	Michael Yoshitsu Vice President, Corporate Development Genta Incorporated Two Connell Drive Berkeley Heights, NJ 07922 Telephone: +1 908 219 3114
And	Legal Affairs Genta Incorporated Two Connell Drive Berkeley Heights, NJ 07922
11.12	No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against any Party.
11.13

Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Sections or Appendix mean the particular Sections and Appendices to this Agreement and references to this Agreement include all attachments hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (ii) the word “day” or “year” means a calendar day or year unless otherwise specified; (iii) the word “notice” shall mean notice in writing (whether or not specifically stated); (iv) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (v) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or,”; (vi) words using the singular or plural number also include the plural or singular number, respectively; and (vii) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof.

11.14	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same.

11.15

Use of Name. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logo of the other Party for any purpose in connection with the performance of this Agreement, except for use in connection with notices or filings required by law, rule, or regulation.

IN WITNESS WHEREOF, Daiichi Sankyo and Genta have caused this License Agreement to be executed by their duly authorized representatives as of the date first written above.

Daiichi Sankyo Company, Limited	Genta Incorporated
By:	By:
Typed Name: Takashi Shoda	Typed Name: Dr. Raymond Warrell
Title: President, Chief Executive Officer	Title: Chairman and CEO

Appendix 1. DAIICHI SANKYO PATENTS

USP and its corresponding patents and patent applications*

Country	Appln. No.	Date of filing	Patent No.	Date of patent	Date of expiration
(*)	(*)	(*)	(*)	(*)	(*)
(*)	(*)	(*)	(*)	(*)	(*)
(*)	(*)	(*)	(*)	(*)	(*)
(*)	(*)	(*)	(*)	(*)	(*)
(*)	(*)	(*)	(*)	(*)	(*)
(*)	(*)	(*)	(*)	(*)	(*)

*The above list references certain Patents in (*).

Appendix 2. INITIAL DEVELOPMENT PLAN

CLINICAL DEVELOPMENT PLAN

Tesetaxel (DJ-927)

CLINICAL DEVELOPMENT PLAN

Tesetaxel (DJ-927)

Overview: The Product is being transferred to Genta on Clinical Hold in the Territory (*).

I. Clinical/Regulatory Activities

(*)

II. Clinical Studies

(*)

Appendix 3. DAIICHI SANKYO DATA

(*)

Appendix 4. SPECIFICATIONS FOR CERTIFICATES OF ANALYSIS

Tests (*)	Acceptance Criteria (*)

(*)	(*)	(*)	(*)
(*)	(*)	(*) (*)	(*)
(*)	(*)	(*) (*)	(*)
(*)	(*)	(*)	(*)
(*)	(*)	(*)	(*)
(*)	(*)	(*)	(*)
(*)	(*)	(*)	(*)
(*)	(*)	(*)	(*)
(*)	(*)	(*)	(*)